NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Completion of Subscription Offering and Extension of Community Offering

Utica, N.Y., June 10, 2004 - Partners Trust Financial Group, Inc. (the "Company") (Nasdaq: PRTR), the holding company for SBU Bank, announced today that it has completed its subscription offering to depositors and has extended its community offering in connection with its "second-step conversion" from a mutual holding company to a stock holding company.

The Company received more than 4,000 stock orders from depositors and shareholders of the Company, depositors of BSB Bancorp, Inc. and members of the community. John A. Zawadzki, President and Chief Executive Officer of the Company, said "We are very pleased with the level of support and confidence that our customers, shareholders and community have shown in the offering and in our organization, and we look forward to completing the offering and the BSB Bancorp merger."

In order to consummate the offering, the Company must sell a minimum of 14,875,000 shares at $10 per share. The Company and Sandler O'Neill & Partners, L.P., marketing agent for the offering, are in the process of tabulating the stock orders received. The Company estimates that it received subscriptions for approximately six million shares, which includes an estimated 1.4 million shares to be purchased by the ESOP, assuming the offering closes at the midpoint of the offering range. These orders will be maintained by the Company, with interest on subscribers' funds continuing to accrue until completion of the offering. The remaining shares are being offered to members of the general public in the extended community offering. Based on the advice of our independent appraiser, and subject to market conditions and regulatory approval, we anticipate completing the offering at no more than approximately the midpoint of the offering range. In that regard, it is our intention not to accept any orders in excess of approximately 17,500,000 shares.

To facilitate the sale of the remaining shares, the Company has increased the stock purchase limitations as follows: the maximum amount that an individual may purchase in the offering is 375,000 shares and the maximum amount that an individual, together with their affiliates, associates and other persons acting in concert, may purchase in the offering is 740,000 shares. The overall ownership limitation of 5% of the total number of shares to be issued and outstanding following completion of the conversion (but excluding shares to be issued to BSB Bancorp shareholders in the merger) remains unchanged. Subscribers who have submitted an order in the subscription or community offerings for $1 million of common stock are being given the opportunity to increase their orders to the new maximum limitations.

The completion of the offering remains subject to (i) confirmation by RP Financial, L.C., the Company's independent appraiser, of the Company's existing appraisal, (ii) approval of the Plan of Reorganization by members of Partners Trust, MHC (i.e., depositors of SBU Bank) at a special meeting to be held on June 25, 2004 and by shareholders of the Company at a special meeting to be held on June 18, 2004, and (iii) receipt of final regulatory approvals. The completion of the BSB merger remains subject to approval of the merger by shareholders of the Company at a special meeting to be held on June 18th and shareholders of BSB Bancorp at a special meeting to be held on June 17, 2004, and receipt of final regulatory approvals.

The terms and conditions of the community offering are more fully set forth in the Company's prospectus dated May 7, 2004 and the Prospectus Supplement dated June 10, 2004. The offering is made only by the prospectus and prospectus supplement and shares may only be subscribed for using the order forms provided by the Company. Persons interested in subscribing for stock in the community offering may request a prospectus (including the prospectus supplement) and order form by calling the Company's Conversion Center at 1-877-890-9657. The Company has not set an expiration date for the extended community offering and may terminate the community offering at any time. Interested persons should therefore request offering materials and return order forms promptly. Subject to final depositor, shareholder and regulatory approvals, the Company expects to complete the offering and the merger on or about July 1, 2004.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the benefits of the acquisition and the companies' intentions with respect to the combined company. These statements are based on the current beliefs and expectations of management as well as the assumptions made using information currently available to management and are subject to business, economic and other uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from the anticipated results as a result of various factors, including among others: (1) the failure to complete the conversion; (2) the failure to successfully integrate the two companies' businesses, or to integrate them in a timely manner; (3) the failure to achieve anticipated cost savings, or to achieve savings in a timely manner; (4) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; (5) failure to obtain governmental approvals without adverse regulatory conditions; and (6) failure to obtain required stockholder and member approvals. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the documents filed by the Company and BSB with the Securities and Exchange Commission from time to time. Except as required by law, the Company and BSB do not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

The foregoing information does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering is made only by the prospectus and the prospectus supplement.